EXHIBIT 10.1
T-MOBILE US, INC.

COMPENSATION TERM SHEET
FOR
PETER OSVALDIK

This Compensation Term Sheet (the “Term Sheet”) between Peter Osvaldik (“you”) and T-Mobile US, Inc. (the “Company”), effective as of September 12, 2024 (the “Effective Date”), confirms our understanding and agreement about your role and certain compensation opportunities with the Company during the Term (as defined below). Capitalized terms used but not otherwise defined shall have the meanings given to them on Attachment A hereto.

TERM
Subject to earlier termination as set forth herein, the term of your employment with the Company under this Term Sheet will commence on the Effective Date and continue until July 2, 2026 (such date, the “Expiration Date” and, such term of employment, the “Original Term”). No later than thirty (30) days prior to the Expiration Date, the Company may provide you with written notice of the proposed extension of your term of employment with the Company under this Term Sheet (the “Extension Offer”), and you will have thirty (30) days to accept or decline such Extension Offer. If you timely accept the Extension Offer, your employment with the Company will continue under this Term Sheet following the Expiration Date on the terms and conditions set forth in the Extension Offer or as otherwise mutually agreed upon between you and the Company (any such extended term, the “Extended Term” and, together with the Original Term, the “Term”).

If the Company does not provide you with an Extension Officer and/or you do not timely accept the Company’s Extension Offer, then, in either case, your employment with the Company will terminate on the Expiration Date (a “Non-Extension Termination”).

POSITION
During the Term, you will serve as the Executive Vice President, Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer (“CEO”). You will have such duties and authority as are commensurate with your current duties and authority and with the position of Executive Vice President, Chief Financial Officer of the Company and you will perform such other duties commensurate with such position as the CEO may from time to time assign. You will continue to devote your full professional time, attention and energies to the business of the Company. Notwithstanding the foregoing, provided it does not interfere with your obligations to the Company, you may (a) with the prior approval of the CEO, serve as a director or trustee, or in a similar capacity, in connection with service to for profit and not-for-profit entities, including industry associations, that do not compete, directly or indirectly, with the Company and its affiliates and (b) manage your personal investments. Your position will continue to be based in Bellevue, WA.

COMPENSATION	During the Term, your compensation will be as follows:

Salary:

• You will receive an annual base salary (the “Base Salary”) of no less than $975,000 (pro-rated for any partial year of employment), payable in accordance with the Company’s standard payroll practices (but no less often than monthly).

Short-Term Incentive (“STI”):

• For each calendar year commencing after the Effective Date during the Term, your annual STI award will be targeted at no less than 200% of your eligible base earnings during such calendar year (“Target STI”).

• STI awards will continue be based on the achievement of Company goals (and, as applicable, individual performance) as determined by the Compensation Committee or Section 16 Subcommittee (collectively, the “Committee”) of the Company’s Board of Directors (the “Board”).

Long-Term Incentive (“LTI”):

• For each calendar year commencing after the Effective Date during the Term, your annual LTI awards will have an annual aggregate grant-date target value (as determined by the Committee) of no less than 250% of the sum of (i) your Base Salary and (ii) your Target STI during such calendar year.

• LTI awards will continue to be made in such form and on such terms as the Committee may determine. Each LTI award will be subject to the terms and conditions of the Company’s 2023 Incentive Award Plan (as amended from time to time, the “Plan”) and an award agreement prescribed by the Company, which shall evidence the grant of the LTI award.

• Notwithstanding the foregoing, no LTI awards will be granted to you during the period commencing on the date on which either you or the Company provides notice of the termination of your employment for any reason and ending on the date on which your employment terminates; provided, however, that such notice shall not be deemed to have been given any earlier than twelve (12) months prior to the date on which your employment terminates.

SEVERANCE
(a) If your employment terminates due to a Non-Renewal Termination, then, subject to the satisfaction of the requirements described in subsection (c) below and Attachment B hereto, the Company will pay or provide to you the following payments and benefits:

(i)
The Company will pay you the Expiration Date Payment, payable in a lump-sum amount within seventy-four (74) days following the date on which your employment terminates (the date on which your employment terminates for any reason, the “Termination Date”). The Expiration Date Payment shall be paid to you in cash, in shares of Company common stock (valued at the closing price of the Company’s common stock on the Termination Date), or in a combination of cash and shares of Company common stock, as determined by the Committee in its sole discretion;

(ii)
During the period commencing on the Termination Date and ending on the earlier of the end of the eighteenth (18th) full calendar month following the Termination Date or the date on which you become eligible for coverage under a subsequent employer’s group medical and dental plans (in either case, the “COBRA Period”), subject to your valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, the Company will continue to provide to you and your dependents, at the Company’s sole cost, coverage under its group medical and dental plans at the same levels in effect on the Termination Date; provided, however, that if (i) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), (ii) the Company is otherwise unable to continue to cover you or your dependents under its group health plans, or (iii) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to the dollar value of the balance of the Company’s subsidy shall thereafter be paid to you in substantially equal, then-currently-taxable monthly installments over the COBRA Period (or remaining portion thereof) (the “COBRA Benefits”); and

(iii)	Following the Termination Date, you will continue to be eligible for the Company’s employee mobile service discount program, in accordance with the terms of such program as in effect from time to time following the Termination Date.

Notwithstanding the terms of any of your LTI or STI award agreements, upon a termination of your employment pursuant to this subsection (a), (i) any outstanding and unvested LTI award held by you as of the Termination Date shall be cancelled and terminated as of the Termination Date without any consideration therefor and (ii) you will not be entitled to payment of all or any portion of your STI award for the calendar year in which the Termination Date occurs.

(b) If your employment is terminated by the Company without Cause (and other than due to your death or Disability) or by you for Good Reason, in either case, during the Original Term and prior to July 2, 2026, then, subject to the satisfaction of the requirements described in subsection (c) below and Attachment B hereto, the Company will pay or provide to you the following payments and benefits:

(i)	The Company will pay you the Pre-Expiration Date Payment, payable in a lump-sum amount within seventy-four (74) days following the Termination Date. The Pre-Expiration Date Payment shall be paid to you in cash, in shares of Company common stock (valued at the closing price of the Company’s common stock on the Termination Date), or in a combination of cash and shares of Company common stock, as determined by the Committee in its sole discretion;

(ii)	The Company will provide you with the COBRA Benefits (as provided in subsection (a)(ii) above);

(iii)	Following the Termination Date, you will continue to be eligible for the Company’s employee mobile service discount program, in accordance with the terms of such program as in effect from time to time following the Termination Date; and

(iv)	if the Termination Date occurs prior to July 1, 2026, then a portion of the 2023 Special PRSU Award, determined by multiplying the full number of units subject to the 2023 Special PRSU Award by the Pro Rata Fraction (as defined in the Award Agreement), will become earned and vested on an accelerated basis as of the Termination Date based on the actual level of performance attained during the portion of the Performance Period (as defined in the Award Agreement) ending on the last day of the Company’s fiscal quarter ending immediately prior the Termination Date (i.e., determined as if the Performance Period had ended as of the date of the last quarterly accounting accrual to occur prior to the Termination Date).

Notwithstanding the terms of any of your LTI or STI award agreements, upon a termination of your employment pursuant to this subsection (b), (i) any outstanding and unvested LTI award (after taking into account the accelerated vesting of the 2023 Special PRSU Award contemplated by subsection (b)(iv) above) held by you as of the Termination Date shall be cancelled and terminated as of the Termination Date without any consideration therefor and (ii) you will not be entitled to payment of all or any portion of your STI award for the calendar year in which the Termination Date occurs.

(c) As a condition to your receipt of any severance payments and benefits described in subsections (a) and (b) above (as applicable, the “Severance Benefits”), (i) you must execute and deliver to the Company a release of all claims in a form determined solely by the Company (the “Release”), and such Release must become fully effective (including, without limitation, the expiration of any revocation period), no later than sixty (60) days following the Termination Date, (ii) you must continue to comply with the terms and conditions of the Restrictive Covenant Agreement (as defined below) and (iii) if the Company appoints a new Chief Financial Officer of the Company at any time during the Term (including on the Expiration Date), you will cooperate fully with the Company and assist in the transition of your duties to such new Chief Financial Officer in order to facilitate an orderly transition, as may be requested by the Company.

(d) If the aggregate period during which you are entitled to consider and/or revoke the Release spans two calendar years, no payments under this section will be made prior to the beginning of the second such calendar year (and any payments otherwise payable prior thereto (if any) will instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, on the first regularly scheduled Company payroll date following the effectiveness of the Release).

(e) During the Term, and notwithstanding anything to the contrary in any other plan, program or arrangements maintained by the Company, you will not be eligible to participate in any other severance program or policy maintained by the Company in which you are, immediately prior to the commencement of the Term, or would otherwise be during the Term, eligible to participate; provided, however, that, during the Term, (i) you will remain eligible to participate in the Executive Continuity Plan and (ii) your LTI awards will remain eligible to vest on an accelerated basis in connection with a Change in Control (as defined in the Plan, or any successor plan) (including, for the avoidance of doubt, in connection with a termination of your employment by the Company without Cause or by you for Good Reason in connection with a Change in Control) pursuant to the Plan and your LTI award agreements (the benefits in this clause (ii), the “CIC LTI Award Acceleration”), subject to the following paragraph.

If your employment terminates during the Term in a manner that results in your receipt of the Severance Benefits and, in connection with such termination of employment, you are also eligible to receive severance payments and benefits under the Executive Continuity Plan and the CIC LTI Award Acceleration (together, the “CIC Benefits”), then (subject to your satisfaction of any applicable conditions to the receipt thereof) the Company will provide you with either the Severance Benefits or the CIC Benefits (whichever have a greater aggregate value to you, as determined by the Company). For example, if you are eligible for CIC Benefits in connection with a termination of employment following a Change in Control under the Executive Continuity Plan, the Plan and your LTI award agreements (as applicable), and the aggregate value of such CIC Benefits is greater than the aggregate value of the Severance Benefits that you would be eligible to receive under this Term Sheet (as determined by the Company), then you would be eligible to receive the CIC Benefits instead of the Severance Benefits under this Term Sheet.

CODE SECTIONS
The payments and benefits described in this Term Sheet are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). See Attachment B, which is hereby incorporated into this Term Sheet, for additional details. In addition, you acknowledge and agree that the payments and benefits described in this Term Sheet (in addition to any other payments and benefits payable to you by the Company or any affiliate thereof) may be subject to reduction as set forth on Attachment C, which is hereby incorporated into this Term Sheet.

SUCCESSORS	This Term Sheet is personal to you and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution. This Term Sheet shall inure to the benefit of and be binding upon the Company and its successors and assigns.

WITHHOLDING	All compensation and other benefits payable to or on behalf of you pursuant to this Term Sheet shall be subject to such deductions and withholdings as may be agreed to by you or required by applicable law, rule or regulation or Company policy.

CLAWBACK	You acknowledge and agree that any incentive compensation provided by the Company to you under this Term Sheet or otherwise may be subject to recovery by the Company under and in accordance with any Company clawback or recoupment policy in effect on the Effective Date or as may be adopted or maintained by the Company following the Effective Date, including the Company’s Amended and Restated Executive Incentive Compensation Recoupment Policy as adopted October 2, 2023, as amended from time to time (or any successor policy thereto).

COVENANTS
You acknowledge and agree that you have previously entered into a T-Mobile US, Inc. Restrictive Covenant, Intellectual Property Ownership and Assignment, and Confidentiality Agreement with the Company (the “Restrictive Covenant Agreement”) and you agree to continue to be bound by and comply with the terms and conditions of such Restrictive Covenant Agreement. Notwithstanding any provision of the Restrictive Covenant Agreement to the contrary, you understand that nothing contained herein or in the Restrictive Covenant Agreement is intended to or will prohibit you from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any federal, state or local governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (ii) communicating directly with, cooperating with, or providing information (including trade secrets) to, or receiving financial awards from, any federal, state or local government agency (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission or the U.S. National Labor Relations Board); (iii) exercising any rights you may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions; and (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that you have reason to believe is unlawful.

Notwithstanding any provision of the Restrictive Covenant Agreement to the contrary, you understand that pursuant to 18 USC Section 1833(b), (1) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you (A) file any document containing the trade secret under seal; and (B) do not disclose a trade secret, except pursuant to court order.

DISPUTE RESOLUTION	Except for any claims arising out of, or relating to, your Restrictive Covenant Agreement and, any other written and fully executed agreements to which you and the Company or an affiliate thereof are parties that expressly provide for a different dispute resolution mechanism, any controversy, claim or dispute arising out of or relating to this Term Sheet or your employment with the Company or termination thereof, either during the existence of the employment relationship or afterward, and including, but not limited to, any common law or statutory claims for wrongful discharge, discrimination or unpaid compensation, shall be resolved exclusively by arbitration in King County, Washington, conducted in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association (the “AAA”), with one arbitrator designated in accordance with those rules. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this paragraph shall be construed as precluding either party from bringing an action for injunctive relief or other equitable relief. In any such dispute, the prevailing party shall be entitled to its or his attorneys’ fees and costs, in addition to any other relief that may be awarded. In accordance with the terms of the Restrictive Covenant Agreement, the exclusive venue for claims arising out of, or related to, the Restrictive Covenant Agreement shall be the state and Federal courts of King County, Washington.

ENTIRE AGREEMENT	This Term Sheet, along with the Restrictive Covenant Agreement and your STI and LTI award agreements, embody the entire agreement and understanding between the parties with respect to the subject matters hereof (including but not limited to your compensation terms) and supersedes all prior oral and written agreements and understandings between the Company and you with respect to the subject matters hereof, and it can only be modified in a fully executed written agreement between you and a duly authorized Company officer. It may be executed by facsimile and in counterparts which, taken together, shall constitute one original. To the extent the provisions of this Term Sheet are inconsistent with the terms of any underlying compensation plan or program, including without limitation any annual performance bonus plan or the Plan, the terms of this Term Sheet shall control. Notwithstanding the foregoing or anything herein to the contrary, to the extent that the Plan or any STI or LTI award agreement provides for more favorable treatment to you of your STI award(s) and/or LTI award(s) than the terms of this Term Sheet, the terms of the Plan or award agreement (as applicable) shall control. For avoidance of doubt, this Term Sheet is not intended to deprive you of any right, entitlement or protection (e.g., indemnification and insurance), in any case, that is not inconsistent with this Term Sheet and that you may have under any other agreement, plan, or policy of the Company applicable to you that may provide more favorable treatment than this Term Sheet, nor is it intended to exclude you from being eligible to receive any employee benefits (provided that such benefits would not result in you receiving a duplication of benefits) that may in the future be broadly provided to similarly-situated employees. Similarly, for avoidance of doubt, this Term Sheet is not intended to relieve you of obligations to the Company or requirements of the Company set forth in any other written agreement, plan, or policy of the Company applicable to you (including, without limitation, the Company’s Amended and Restated Executive Incentive Compensation Recoupment Policy as adopted October 2, 2023, as amended from time to time), unless such obligations or requirements are expressly contrary to a commitment in this Term Sheet.

GOVERNING LAW	This Term Sheet shall be exclusively governed by and interpreted under the laws of the State of Washington.

Please indicate your acceptance of, and agreement to, the terms and conditions outlined above by signing and dating this Term Sheet below.

[Signature page follows]

Sincerely,

T-MOBILE US, INC.

By:_/s/ Deeanne King _________________
Deeanne King
EVP and Chief People Officer

AGREED and ACCEPTED as of the date below:

/s/ Peter Osvaldik         9/12/2024
Peter Osvaldik            Date

ATTACHMENT A

1.“2023 Special PRSU Award” shall mean the award of cash-settled performance-vesting restricted stock units granted to you on July 5, 2023 pursuant to the Plan.
2.“Award Agreement” shall mean the Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement, dated as of July 5, 2023, by and between you and the Company, evidencing the grant of the 2023 Special PRSU Award.
3.“Cause” shall be defined as any one of the following: (i) your gross neglect or willful material breach of your principal employment responsibilities, (ii) a final judicial adjudication that you are guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material, adverse effect on the Company, Deutsche Telekom AG or their respective affiliates), (iii) your breach of the Restrictive Covenant Agreement or any other written non-competition, non-solicitation or confidentiality covenant between you and the Company or any affiliate of the Company (other than a de minimis breach), (iv) fraudulent conduct in the course of your employment with the Company as determined by a court of competent jurisdiction, (v) your unlawful discrimination, harassment, or retaliation, assault or other violent act toward any employee or third party, or other act or omission, in each case that in the reasonable and good faith view of the Board constitutes a material breach of the Company’s written policies or Code of Conduct, or (vi) your material breach of any other obligation which, if reasonably curable, continues uncured for a period of thirty (30) days after notice thereof by the Company or any of its affiliates and which is demonstrably injurious to the Company or an affiliate thereof. Notwithstanding the foregoing, no cure period shall be required under the foregoing clause (vi) if the breach is a recurrence of conduct that was the subject of a prior notice under such clause (vi) for which a thirty (30)-day cure period was given. For purposes of the foregoing clause (vi), the term “obligation” refers to Company policies and directives and is not intended to refer to performance expectations such as goals set forth in bonus plans or performance evaluations.
4.“Expiration Date Payment” shall mean an amount equal to (i) two and one-half times (2.5x) the Target Grant-Date Value, minus (ii) the aggregate dollar value of the portion of the 2023 Special PRSU Award that vests as of the Vesting Date (as defined in the Award Agreement) (determined based on the Company’s closing stock price on the Vesting Date), as determined by the Committee in its sole discretion; provided, however, that in no event will the Expiration Date Payment exceed the Severance Cap. If the amount in clause (i) of this definition is equal to or less than the amount in clause (ii) of this definition, then the Expiration Date Payment shall equal zero.
5.“Good Reason” shall mean the occurrence of any of the following without your consent, provided that (a) you notify the Company within not more than ninety (90) days after its initial occurrence, (b) the Company does not cure such occurrence within thirty (30) days after receipt of such notice and (c) your employment with the Company terminates within sixty (60) days after the end of the Company’s cure period: (i) a substantial and material adverse change in your title, authority, responsibility or duties; (ii) a material reduction in your Base Salary, target STI award opportunity, or target LTI opportunity, except for across-the-board salary reductions based on the Company’s and subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its subsidiaries; (iii) the relocation of the office at which you are principally employed to a location more than fifty (50) miles from the location of such office, or you being required to be based anywhere other than such office, except for required travel on business; or (iv) the appointment by the Company of a new Chief Financial Officer of the Company or any other person as a result of which you cease to serve as the sole Chief Financial Officer of the Company; provided that, the foregoing clauses (i) – (iv) shall only constitute Good Reason if, to the extent requested by the Company, you agree to provide up to ninety (90) days (measured from the date on which you notify the Company of the initial occurrence of Good Reason) of continued service in your role as Chief Financial Officer of the Company or transitional support services as an employee advisor to the Company, in either case, as determined by the Company (such period, the “Transition Period”). For the avoidance of doubt, during the Transition Period, you will continue to receive the same compensation and benefits as in effect immediately prior to the initial occurrence of the event alleged to constitute Good Reason.
6.“Pre-Expiration Date Payment” shall mean an amount equal to (i) (x) two and one-half times (2.5x) the Target Grant-Date Value, multiplied by (y) the Pro Rata Fraction, minus (ii) the aggregate dollar value of the portion of the 2023 Special PRSU Award that vests in connection with your termination of employment pursuant to the Term Sheet (determined based on the Company’s closing stock price on such Termination Date), as determined by the Committee in its sole discretion; provided, however, that in no event will the Pre-Expiration Date Payment exceed an amount equal to the Severance Cap multiplied by the Pro Rata Fraction. If the amount in clause (i) of this definition is equal to or less than the amount in clause (ii) of this definition, then the Pre-Expiration Date Payment shall equal zero.
7.“Severance Cap” shall mean $10,000,000.
8.“Target Grant-Date Value” shall mean the target grant-date value of the 2023 Special PRSU Award, as disclosed in the Company’s annual Proxy Statement filed with the Securities and Exchange Commission on April 26, 2024.

ATTACHMENT B

It is intended that the payments and benefits under this Term Sheet comply with the provisions of Section 409A and the Treasury regulations relating thereto, or satisfy the requirements for an exemption from Section 409A, in each case to the extent applicable to this Agreement and, accordingly, to the maximum extent permitted, this Term Sheet shall be interpreted and be administered in a manner to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment with the Company for purposes of this Term Sheet, and no payment otherwise due upon a termination of employment shall be due to you under this Term Sheet, until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A (a “Separation from Service”). Any payments described in this Term Sheet that qualify for the “short-term deferral” exception from Section 409A shall not be treated as deferred compensation as described in Treasury Regulation Section 1.409A-1(b)(4) and will be paid under such exception unless applicable law requires otherwise. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii) and the application of the short-term deferral exception), each payment under this Term Sheet will be treated as a separate payment. Notwithstanding anything to the contrary in this Term Sheet (whether under this Term Sheet or otherwise), to the extent delayed commencement of any portion of the payments to be made to you upon your Separation from Service is required to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall be delayed and paid on the first business day after the earlier of (i) the date that is six (6) months following such Separation from Service or (ii) your death. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to you under this Term Sheet shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit.

ATTACHMENT C

In the event any payment, benefit or distribution of any type to or for the benefit of you, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Term Sheet or otherwise, constitutes a “parachute payment” under Section 280G of the Code, the amount payable to you shall be either (a) paid in full, or (b) paid after reduction by the smallest amount as would result in no portion thereof being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such payment amount may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, all determinations required to be made under this paragraph, including the manner and amount of any reduction in your payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment (the “Accounting Firm”); provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code. For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this paragraph. The Accounting Firm shall provide its written report to the Committee and you, which shall include information regarding methodology. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this paragraph. You and the Company shall cooperate in case of a potential Change in Control to consider alternatives to mitigate any Section 280G exposure, although the Company cannot guaranty any such alternatives will be available or approved by the Company and neither you nor the Company shall be obligated to enter into them.